EXHIBIT 5
                                                                       ---------


                    SUPPLEMENTAL VOTING AND TENDER AGREEMENT

                  SUPPLEMENTAL VOTING AND TENDER AGREEMENT, dated as of June 23, 2002 (this "AGREEMENT"), by and between Prometheus Southeast Retail Trust (including its successors following the PSRT Reorganization Transaction (as defined in that certain Stockholders Agreement, dated as of June 23, 2002, among PSRT, PSCO Acquisition Corp. and Kimkon Inc.) ("PSRT"), a Maryland real estate investment trust, and Konover Property Trust, Inc. ("TARGET"), a Maryland corporation.

                                    RECITALS

                  WHEREAS, as of the date hereof, PSCO Acquisition Corp. ("BUYER"), a Maryland corporation, the stockholders of which are PSRT and Kimkon Inc. ("KI"), a Delaware corporation and a subsidiary of Kimco Realty Corporation, and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the "MERGER AGREEMENT"), which provides, among other things, for the merger of Buyer with and into Target, with Target as the surviving corporation (the "MERGER");

                  WHEREAS, as of the date hereof, PSRT is the record and beneficial holder of 21,052,631 shares of common stock, par value $.01 per share, of Target (collectively, the "SHARES" and, together with such additional Shares hereafter acquired by PSRT whether by means of purchase, dividend, distribution or otherwise, PSRT's "OWNED SHARES");

                  WHEREAS, Target and PSRT (as assignee of Prometheus Southeast Retail LLC) are parties to a Contingent Value Right Agreement (the "CVR AGREEMENT"), dated February 24, 1998;

                  WHEREAS, as of the date hereof, Target, PSRT and KI are entering into a Voting Agreement, dated as of the date hereof (the "VOTING AGREEMENT"), pursuant to which, among other things, PSRT agreed to vote its Owned Shares in favor of the Merger, upon the terms and subject to the conditions set forth therein; and

                  WHEREAS, as a condition to the willingness of Target to enter into the Merger Agreement, Target has requested that PSRT agree, and PSRT has agreed, to enter into this Agreement, pursuant to which, among other things, PSRT and Target desire to set forth their agreement with respect to the voting of the Owned Shares by PSRT in certain circumstances in connection with a Superior Transaction (as defined herein), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         SECTION 1.  CERTAIN DEFINITIONS.

                  (a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                  (b) For the purposes of this Agreement, a "SUPERIOR TRANSACTION" means a bona fide written agreement between Target and a third party entered into immediately prior to, or concurrently with any termination of the Merger Agreement pursuant to Section 9.1(h) thereof, which provides for the third party to acquire, directly or indirectly, all of the shares of common stock of Target pursuant to a merger or a tender offer followed by a merger (but expressly excluding any offer to purchase all or substantially all of the assets of Target and the Target Subsidiaries), and which also meets all of the following criteria:

                           (i) such agreement embodies the terms of a bona fide written offer which is binding on such third party and not solicited by Target in violation of Section 7.2 of the Merger Agreement that is received by Target prior to the date the Merger Agreement is terminated,

                           (ii) (X) the consideration per share of Target Common Stock to be paid to holders of Target Common Stock upon and at the closing of the Superior Transaction consists solely of cash and such cash amount per share of Target Common Stock exceeds the Common Stock Price Per Share (as such amount may be increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement) or (Y) if the terms of the agreement(s) in respect of the Superior Transaction provide for the payment to holders of Target Common Stock of consideration consisting of a combination of cash and Capital Stock of a third party, the terms of the agreement(s) in respect of the Superior Transaction must provide PSRT with the right to receive, at PSRT's option, (I) the form and amount of consideration per share of Target Common Stock payable to the other holders of Target Common Stock and (II) consideration per share of Target Common Stock consisting solely of cash, and, in each such case, such consideration per share of Target Common Stock must exceed the Common Stock Price Per Share (as such amount may be increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement), provided, that if any Superior Transaction includes any consideration consisting of Capital Stock of a third party to be paid per share of Target Common Stock (except that it is acknowledged that PSRT must always have the right, at its option, to receive only cash), such aggregate consideration to be paid per share of Target Common Stock must have a value substantially equivalent (as of the date of determination by PSRT) to the price per share of Target Common Stock to be received by PSRT (assuming it has elected to receive only cash for its shares of Target Common Stock)) as determined by PSRT in its good faith judgment, provided further, that any transaction structured as provided in clause (Y) of this subsection (ii) shall only be able to constitute a Superior Transaction if (A) PSRT has the right to elect to choose between the forms of consideration described in (I) and (II) above until the close of business on the third Business Day (as defined in the Merger Agreement) prior to the closing of such purported Superior Transaction and (B) any non-cash consideration consists of nothing other than Capital Stock of the third party,

                           (iii) the terms and conditions of the agreement in respect of the Superior Transaction, in the good faith judgment of PSRT, must be at least as favorable (including, without limitation, as to certainty of closing) to Target and the holders of the Target Common Stock than those contained in the Merger Agreement and, in any event, shall not include any holdback, escrow, earn-out, survival, indemnification or other comparable provisions, it being understood that the timing of closing of such Superior Transaction may be considered by PSRT in making such good faith judgment,

                           (iv) such agreement in respect of the Superior Transaction must expressly provide that PSRT shall be entitled to receive upon and at the closing of the Superior Transaction, in satisfaction of its rights and interests under the CVR Agreement, an amount of cash equal to the product of (x) 4,500,000 and (y) the price per share to be paid per share of Target Common Stock,

                           (v) both the offer and the agreement in respect of the Superior Transaction must not be subject to any diligence contingencies,

                           (vi) both the offer and the agreement in respect of the Superior Transaction must not be conditioned on receipt by the third party of the proceeds of any financing or other capital raising transaction, and the third party shall have demonstrated to PSRT, in its good faith judgment, that such third party has sufficient cash on hand or other liquid assets to pay the consideration payable in such Superior Transaction, and

                           (vii) if the Superior Transaction is structured as provided in clause (Y) of subsection (ii) above, then the third party must, as a condition to PSRT's obligations hereunder, execute and deliver to PSRT a binding agreement in form and substance reasonably acceptable to PRST, providing PSRT with the right to immediately resell upon closing of the Superior Transaction any shares of Capital Stock it may elect to receive upon consummation of such Superior Transaction. Such agreement shall provide for the third party to prepare and file a "shelf" registration statement with respect to the Capital Stock to be issued to PSRT on Form S-3 for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (as defined in the Merger Agreement) and such registration statement shall be required to become effective concurrently with the closing of the Superior Transaction and the issuance of Capital Stock to PSRT.

                  (c) For purposes of this Agreement, "CAPITAL STOCK" of any Person (as defined in the Merger Agreement) means any and all shares of common stock of a Person's capital stock.


         SECTION 2.  AGREEMENT TO VOTE AND TENDER.

                  (a) PSRT agrees that, in the event the Merger Agreement is terminated pursuant to Section 9.1(h) thereof and, immediately prior to such termination or concurrently therewith, Target enters into an agreement to effectuate a Superior Transaction, then, at such time as Target conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving a Superior Transaction, PSRT shall vote, or provide a consent with respect to, its Owned Shares (i) in favor of the approval of the Superior Transaction and (ii) against any action or agreement that would compete with, impede or interfere with the adoption and approval of the Superior Transaction and the timely consummation of the Superior Transaction.

                  (b) PSRT further agrees that, in the event the Merger Agreement is terminated pursuant to Section 9.1(h) thereof and, immediately prior to such termination or concurrently therewith, Target enters into an agreement to effectuate a Superior Transaction which consists of a tender offer followed by a merger, then, (i) PSRT shall validly tender for sale to the third party offeror, pursuant to the terms of the Superior Transaction and Rule 14d-2 under the Securities Exchange Act of 1934, as amended, no later than the tenth business day after commencement of the tender offer or, if later, the fifth business day following receipt of the documents relating to the tender offer, the Owned Shares and (ii) PSRT shall not, subject to applicable law, withdraw the tender of its Owned Shares effected in accordance with clause (i) of this
Section 2(b); PROVIDED, HOWEVER, that PSRT may decline to tender, or may withdraw, any and all of its Owned Shares, if (x) without the prior written consent of PSRT, Target shall amend or modify any term or condition of the Superior Transaction or the tender offer contemplated thereby in a manner adverse to PSRT (including, without limitation, any reduction in the price per share to be paid or the number of shares subject to the tender offer, any change to the form of consideration payable in the offer or any reduction in the payment required to be made in respect of the CVR Agreement) or (y) the Board of Directors of Target has not recommended to the stockholders of Target, or has withdrawn its recommendation, that such stockholders approve the Superior Transaction.


         SECTION 3.  COVENANTS OF PSRT.

                  (a) PSRT hereby covenants and agrees that, except as contemplated by this Agreement (including Section 9 hereof), the Merger Agreement, or the Voting Agreement, PSRT shall not while this Agreement is in effect:

                           (i) sell, give, assign or otherwise dispose of (each, a "TRANSFER"), or agree to Transfer, any Owned Shares (except to Transfer a portion of its Owned Shares to Buyer immediately prior to the consummation of the Merger or to Transfer a portion of its Owned Shares to a Person that agrees to be bound by the provisions of Section 2 of this

         Agreement with respect to the transferred Owned Shares (such agreement to be evidenced by a written agreement in form and substance reasonably acceptable to Target));

                          (ii) enter into any agreement or grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares which is inconsistent with this Agreement; or

                          (iii) by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements or limitations on PSRT's voting rights to attach to the Owned Shares (except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party).

                  (b) PSRT hereby covenants and agrees that, at the written request of Target and following compliance by Target with the provisions of
Section 4 of this Agreement, PSRT shall confirm in writing to Target whether or not, in its good faith judgment, the criteria set forth in Section 1(b) of this Agreement have been satisfied.

         SECTION 4. COVENANTS OF TARGET. Target hereby covenants and agrees, that, in the event Target makes the request contemplated in Section 3(b) of this Agreement, Target shall provide to PSRT a copy of the agreement in respect of the proposed Superior Transaction and any information or meetings with representatives of the third party proposing the Superior Transaction, in each case as reasonably requested by PSRT in order to enable it to make a determination as to whether or not, in its good faith judgment, the criteria set forth in Section 1(b) of this Agreement have been satisfied.

         SECTION 5. NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in Target any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to PSRT, and Target shall have no power or authority to direct PSRT in the voting of any of the Owned Shares, except as otherwise provided herein, or in the performance of PSRT's duties or responsibilities as a stockholder of Target.

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF PSRT. PSRT represents and warrants to Target as follows:

                  (a) PSRT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSRT and the consummation by PSRT of the transactions contemplated hereby have been duly and validly authorized by PSRT, and no other proceedings on the part of PSRT are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by PSRT and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of PSRT, enforceable against PSRT in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, (i) conflict with or violate the organizational documents of PSRT, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PSRT or by which the Owned Shares are bound or affected or (iii) except with respect to any of the following as to which a consent or waiver has already been obtained, result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSRT is a party or by which PSRT or the Owned Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by PSRT of its obligations under this Agreement.

                  (c) The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Regulatory Authority except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by PSRT of its obligations under this Agreement.

                  (d) As of the date hereof, PSRT is the record and beneficial owner of 21,052,631 Shares. The Shares are, and the Owned Shares will be, owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on PSRT's voting rights, charges and other encumbrances of any nature whatsoever, except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party. PSRT has not appointed or granted any proxy that is inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Shares.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF TARGET. Target represents and warrants to PSRT as follows:

                  (a) Target has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by Target, and no other proceedings on the part of Target are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by PSRT, constitutes a legal, valid and binding obligation of Target, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, (i) conflict with or violate the organizational documents of Target, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target is bound or affected, except, in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

                  (c) The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

         SECTION 8. TERMINATION. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the day on which the Merger Agreement is terminated in accordance with its terms (other than a termination pursuant to Section 9.1(h) of the Merger Agreement in which immediately prior to, or concurrently with such termination, Target enters into an agreement to effectuate a Superior Transaction), (b) the Effective Time, (c) any violation or breach of Section 7.2 of the Merger Agreement, (d) any termination of a merger or other primary transaction agreement entered into by the Company in respect of a Superior Transaction or any amendment to or modification of any such agreement that is, in the good faith judgment of PSRT, adverse to PSRT, (e) the day on which the Merger Agreement is terminated pursuant to Section 9.1(h) thereof if the Common Stock Price Per Share (as such amount has been increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement) equals or exceeds the cash price per share of Target Common Stock that PSRT would have the right to elect to receive pursuant to clause (Y) of subsection
(ii) of Section 1(b) of this Agreement if it elected to receive all cash for its shares of Target Common Stock in any such transaction and (f) 270 days from the date hereof. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

         SECTION 9. SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary: (a) with respect to any Affiliate of PSRT that is or becomes, during the term hereof, a director or officer of Target, no representation, warranty, undertaking or agreement herein shall apply to such Affiliate in his or her capacity as such a director or officer and (b) PSRT has entered into this Agreement solely in PSRT's capacity as the record and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by any of its Affiliates in his or her capacity as an officer or director of Target.

         SECTION 10. NON-SURVIVAL. The representations and warranties made herein shall terminate upon termination of this Agreement.

         SECTION 11.  MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The rights and obligations under this Agreement shall not be transferred by any party without the prior written consent of the other party.

                  (b) PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, executors, administrators, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (c) AMENDMENT. This Agreement may not be amended, changed, supplemented, or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.


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

                  (d) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

         if to PSRT:

                  c/o Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza
                  New York, New York 10020
                  Telecopier No.: (212) 332-1793
                  Attention:  General Counsel

         with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Telecopier No.:  (212) 757-3990
                  Attention:  Jeffrey D. Marell, Esq.

         if to Target:

                  3434 Kildaire Farm Road, Suite 200
                  Raleigh, North Carolina 25606
                  Telecopier No.:  (919) 372-3261
                  Attention:  General Counsel

         with a copy to:

                  Alston & Bird LLP
                  3201 Beechleaf Court, Suite 600
                  Raleigh, North Carolina 27604
                  Telecopier No.:  (919) 862-2260
                  Attention:  Robert Bergdolt, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (e) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (f) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

                  (h) JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11(d), such service to become effective ten (10) days after such mailing.

                  (i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (j) HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

                  (l) FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.



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                                       10

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.



                                        PROMETHEUS SOUTHEAST RETAIL TRUST


                                        By: /s/ Matthew J. Lustig
                                            -----------------------------------
                                            Name:   Matthew J. Lustig
                                            Title:  President




                                        KONOVER PROPERTY TRUST, INC.


                                        By: /s/ J. Michael Maloney
                                            -----------------------------------
                                            Name:   J. Michael Maloney
                                            Title:  President







                                       11